Exhibit 99.1

Contacts:	Dudley W. Mendenhall, CFO
(760) 494-1000
or
Integrated Corporate Relations, Inc.
Investor Relations:
Andrew Greenebaum
(310) 395-2215
Media Relations:
John Flanagan/James McCusker
(203) 682-8200

K2 Inc. Reports Second Quarter 2006 Results

•	Second Quarter 2006 Adjusted diluted EPS of $0.07 versus $0.05 in 2005
•	Six Month 2006 Net Sales up 4.8% to over $649 million
•	Six Month 2006 Adjusted diluted EPS of $0.18 versus guidance of $0.13 to $0.16

Carlsbad, California – July 26, 2006 – K2 Inc. (NYSE: KTO) today reported net sales for the second quarter ended June 30, 2006 of $301.1 million versus $301.4 million in the prior year. Net sales for the six month period ended June 30, 2006 increased 4.8% over the prior year period. Adjusted net income for the second quarter of 2006 was $3.4 million, or $0.07 Adjusted diluted earnings per share, compared to Adjusted net income of $2.3 million, or $0.05 in the second quarter of 2005. Adjusted net income for the first six months of 2006 was $8.4 million, or $0.18 Adjusted diluted earnings per share, compared to Adjusted net income of $6.2 million, or $0.13 in the first half of 2005. Included in the second quarter 2006 results is a net after-tax gain of $568,000 or $0.01 earnings per share associated with the closing of the Worth bat manufacturing facility in Tennessee, consisting of a $1.5 million pre-tax gain on the sale of the facility, offset by $640,000 of pre-tax related closure and severance costs. Table B provides a reconciliation of GAAP operating income, net income and earnings per share to Adjusted operating income, net income and earnings per share for the three and six months ended June 30, 2006 and June 30, 2005, respectively.

Richard Heckmann, Chairman and Chief Executive Officer, said, “This is seasonally our lowest quarter of the year. Our flat sales figure was largely due to the strength of the first quarter, which was up 9.4%, and our licensing of bikes in the third quarter of 2005, which resulted in a $4.2 million reduction in sales for the quarter. Adjusted diluted earnings per share increased 20% as compared to 2005 after excluding the net effect of the plant closure. The earnings growth in the second quarter was driven principally by continued sales growth and margin expansion in Team Sports, and by lower interest expense as we have continued to reduce debt through free cash flow.

In the first six months of 2006, sales were up 4.8%, and excluding the net gain of the plant closure, operating income was up 14.0%, and Adjusted earnings per share were up 23.1%.

For the remainder of 2006, we feel very good about the strength of our orders for ski and snowboard equipment, winter and performance apparel, and our line of fall hunting and fishing products. Despite the uncertain outlook for the economy, we continue to expect our earnings to be at the upper end of the guidance range of $0.83 to $0.86 Adjusted diluted earnings per share.”

Review of Comparable 2006 Sales and Profit Trends

K2’s net sales for the second quarter of 2006 were $301.1 million versus $301.4 million in the second quarter of 2005, which included the K2® Bike business which has been licensed.

K2’s gross profit as a percentage of sales in the second quarter of 2006 increased to 34.1% compared to 33.1% in the second quarter of 2005. K2’s operating profit, as a percentage of net sales for the second quarter of 2006 increased to 3.0% compared to 2.8% in the comparable 2005 period. The increase in operating margin for the quarter was due to increased gross margins offset by increased selling, general and administrative expenses as a percentage of sales in the Action Sports and Apparel and Footwear segments. For the second quarter of 2006 consolidated selling, general and administrative expenses, as a percentage of consolidated net sales increased to 31.0% compared to 30.3% of net sales for the second quarter of 2005.

Second Quarter Segment Review

The Action Sports segment has historically included skis, snowboards, bindings, snowshoes, in-line skates and paintball products. During 2005, the paintball business declined significantly. In order to improve efficiency, K2 reorganized the paintball business to operate more in line with how the components of the Team Sports segment operates, with increased emphasis on the mass merchant and large sporting goods retailer distribution. Upon completion of the reorganization in the first quarter 2006, K2 has adjusted its segment reporting to include paintball products in the Team Sports segment. Historical numbers presented below have been restated to reflect the change in segment reporting. For purposes of comparability, in 2005 paintball sales were $82 million and on a quarterly basis sales were approximately 19% in the first quarter, 25% in the second quarter, 21% in the third quarter, and 35% in the fourth quarter.

Marine and Outdoor

Shakespeare® fishing tackle and monofilament and Stearns® marine and outdoor products generated net sales of $128.8 million in the second quarter of 2006, a decrease of 1.2% from the comparable quarter in 2005. The sales decrease was due to decreased sales of cutting line, marine antennas and ski vests, offset by increased sales of fishing kits and combos, children’s flotation devices and Hodgman® waders (acquired in the second quarter of 2005). For the second quarter of 2006, operating profits were $19.6 million, down slightly from $20.1 million in 2005 due to the decrease in sales.

Team Sports

Rawlings, Worth, K2 Licensed Products and Brass Eagle had net sales of $96.5 million in the 2006 second quarter, up 8.1% from the 2005 period. Operating profits were $4.4 million in the 2006 second quarter, up 405.7% from the 2005 period due to improved profitability in the paintball and souvenir and promotional product lines and the gain on the previously mentioned facility sale. Sales growth in 2006 was driven primarily by Rawlings®, and Miken® baseball and softball products and paintball products.

Action Sports

The first and second quarters are seasonally slow quarters. Net sales of winter products and in-line skates totaled $37.5 million in the second quarter of 2006, a decrease of 14.9% from the 2005 second quarter, primarily due to licensing bikes to a third party in the third quarter of 2005. The operating loss was $10.5 million, a slight increase in the loss compared to the loss of $9.9 million in the second quarter 2005.

Apparel and Footwear

Apparel and Footwear had net sales of $38.3 million in the second quarter of 2006, an increase of 1.8% from the 2005 period driven by growth in skateboard shoes and the Ex Officio and Marmot combination. The operating profit for the second quarter of 2006 was $0.4 million compared to an operating profit of $3.0 million in the second quarter of 2005. The decrease in profit was due to start up expenses associated with the opening of a new distribution center in Reno, Nevada, and integration expenses for combining design, development, and sourcing for several apparel brands.

The segment information presented below is for the three months ended June 30:

	(in millions)
	Net Sales to Unaffiliated Customers		Intersegment Sales		Operating Profit (Loss)
	2006	2005	2006	2005	2006	2005
Marine and Outdoor	$128.8	$130.4	$46.2	$36.7	$19.6	$20.1
Team Sports	96.5	89.3	—	0.1	4.4	0.9
Action Sports	37.5	44.1	4.8	2.3	(10.5)	(9.9)
Apparel and Footwear	38.3	37.6	0.8	0.2	0.4	3.0

Total segment data	$301.1	$301.4	$51.8	$39.3	13.9	14.1

Corporate expenses, net					(4.0)	(4.6)
Interest expense					(6.7)	(7.3)

Income before provision for income taxes					$3.2	$2.2

The segment information presented below is for the six months ended June 30:

	(in millions)
	Net Sales to Unaffiliated Customers		Intersegment Sales		Operating Profit (Loss)
	2006	2005	2006	2005	2006	2005
Marine and Outdoor	$252.0	$242.8	$86.6	$69.9	$35.8	$36.1
Team Sports	229.0	197.5	—	0.1	17.3	8.9
Action Sports	93.6	108.9	5.7	4.9	(21.4)	(21.4)
Apparel and Footwear	74.6	70.5	2.3	1.0	(1.4)	3.9

Total segment data	$649.2	$619.7	$94.6	$75.9	30.3	27.5

Corporate expenses, net					(7.0)	(7.3)
Interest expense					(14.6)	(14.5)

Income before provision for income taxes					$8.7	$5.7

Balance Sheet

At June 30, 2006, cash and accounts receivable increased to $288.4 million as compared to $286.3 million at June 30, 2005. Inventories at June 30, 2006 increased to $383.3 million from $367.1 million at June 30, 2005, primarily as a result of the growth in new product lines.

The Company’s total debt decreased to $367.0 million at June 30, 2006 from $398.9 million at June 30, 2005. The decrease in debt as of June 30, 2006 is primarily the result of improved profitability and cash flow from operations.

Outlook for 2006

For fiscal year 2006, K2 forecasts 2006 net sales in the range of $1.36 to $1.38 billion, GAAP diluted earnings per share in the range of $0.73 to $0.76 and Adjusted diluted earnings per share in the range of $0.83 to $0.86, in each case based on assumed fully diluted shares outstanding of 55.8 million. For the same period, K2 forecasts GAAP basic earnings per share in the range of $0.79 to $0.83 and Adjusted basic earnings per share in the range of $0.90 to $0.95, in each case based on assumed basic shares outstanding of 47.1 million. Table C provides a reconciliation of GAAP operating income to Adjusted operating income and GAAP net income to Adjusted net income for the forecast 2006 fiscal year.

On a quarterly basis for 2006, K2 expects that seasonality in sales and earnings per share will be similar to the quarterly trends in 2005. For the second six months of 2006, K2 forecasts net sales in the range of $710 million to $730 million, and GAAP diluted earnings per share in the range of $0.59 to $0.62, and Adjusted diluted earnings per share in the range of $0.64 to $0.67, in each case based on assumed diluted shares outstanding of 56.3 million. Table C provides a reconciliation of GAAP operating income to Adjusted operating income and GAAP net income to Adjusted net income for the second six months of 2006.

Quarterly Investor Conference Call

K2’s regular quarterly earnings conference call is scheduled to begin at 1:30 p.m. Pacific Daylight Time (USA), on Wednesday, July 26, 2006. K2 plans to do a live broadcast of the conference call over the Internet. Investors can listen to the live webcast at www.k2inc.net and www.fulldisclosure.com. For those who are not available for the live broadcast, the call will be archived on www.fulldisclosure.com.

Adjusted Presentation

K2 Inc. is providing actual results and forecast guidance on a financial basis in accordance with GAAP, and on an adjusted basis (“Adjusted”) that excludes the impact of certain non-cash charges including: amortization of purchased intangibles resulting from K2’s acquisition activities; amortization expense associated with the increase in fair market values of the inventories of acquired companies; amortization of capitalized debt costs incurred in connection with K2’s credit facilities; and non-cash stock-based compensation expense. See Table B below for a further explanation of the “Adjusted” presentation.

K2’s management believes the Adjusted financial measures for 2005 and 2006, although not indicative of future performance, are useful for comparison against K2’s historical and future operations.

About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a portfolio of leading brands including Shakespeare®, Pflueger® and Stearns® in the Marine and Outdoor segment; Rawlings®, Worth®, K2 Licensed Products and Brass Eagle® in the Team Sports segment; K2®, Völkl ®, Marker® and Ride® in the Action Sports segment; and Adio®, Marmot® and Ex Officio® in the Apparel and Footwear segment. K2’s diversified mix of products is used primarily in team and individual sports activities such as fishing, watersports activities, baseball, softball, alpine skiing, snowboarding and in-line skating. Among K2’s other branded products are Hodgman® waders, Miken® softball bats, Tubbs® and Atlas® snowshoes, JT® and Worr Games® paintball products, Planet Earth® apparel and Sospenders® personal floatation devices.

Adio®, Atlas®, Brass Eagle®, Ex Officio®, Hodgman®, JT®, K2®, Marker®, Marmot®, Pflueger®, Planet Earth®, Rawlings®, Ride®, Shakespeare®, Sospenders®, Stearns®, Tubbs®, Volkl®, Worth® and Worr Games® are trademarks or registered trademarks of K2 Inc. or its subsidiaries in the United States or other countries.

Safe Harbor Statement

This news release includes forward-looking statements. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to K2’s ability to successfully execute its acquisition plans and growth strategy, integration of acquired businesses, weather conditions, consumer spending, continued success of manufacturing in China, global economic conditions, product demand, financial market performance, and other risks described in K2’s most recent annual report on Form 10-K, previous quarterly reports on Form 10-Q, and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. K2 cautions that the foregoing list of important factors is not exclusive, any forward-looking statements included in this news release is made as of the date of this news release, and K2 does not undertake to update any forward-looking statement.

# # #

(Tables Follow)

K2 INC.

STATEMENTS OF INCOME

(unaudited in thousands, except for per share figures)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net sales	$301,142	$301,425	$649,213	$619,716
Cost of products sold	198,577	201,667	434,093	417,139

Gross profit	102,565	99,758	215,120	202,577
Selling expenses	57,683	54,502	119,558	113,217
General and administrative expenses	35,703	36,910	73,776	71,003

Operating income	9,179	8,346	21,786	18,357
Interest expense	6,736	7,285	14,569	14,538
Other income, net	(783)	(1,117)	(1,535)	(1,838)

Income before provision for income taxes	3,226	2,178	8,752	5,657
Provision for income tax expense	1,083	725	2,967	1,880

Net income	$2,143	$1,453	$5,785	$3,777
Basic earnings per share (a)	$0.05	$0.03	$0.12	$0.08
Diluted earnings per share (a)	$0.05	$0.03	$0.12	$0.08
Shares:
Basic (a)	47,016	46,216	46,916	46,196
Diluted(a)	47,604	47,373	47,555	47,430

(a)	See Table A below for a reconciliation of diluted shares and earnings per share.

K2 INC.

SELECTED BALANCE SHEET INFORMATION

(unaudited in thousands)

	At June 30,
	2006	2005
Cash and cash equivalents	$11,652	$21,450
Accounts receivable, net	276,776	264,844
Inventories, net	383,264	367,127
Accounts payable	72,459	73,604
Total debt	366,967	398,913

Total shareholders’ equity	471,940	675,547

Table A

K2 Inc.

Reconciliation of Diluted Shares and Earnings Per Share

(unaudited in thousands, except for per share amounts)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Basic shares [A]	47,016	46,216	46,916	46,196
Dilutive impact of stock options, restricted stock units, warrants and shares in escrow	588	1,157	639	1,234

Diluted shares [B]	47,604	47,373	47,555	47,430

Net income [C]	$2,143	$1,453	$5,785	$3,777

Basic earnings per share = [C] ÷ [A]	$0.05	$0.03	$0.12	$0.08

Diluted earnings per share = [C] ÷ [B]	$0.05	$0.03	$0.12	$0.08

Table B

K2 Inc.

Reconciliation of GAAP to Adjusted Results

(unaudited in thousands, except for per share amounts)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net sales (a)	$301,142	$301,425	$649,213	$619,716

Operating Income Reconciliation:
GAAP Operating Income (a)	$9,179	$8,346	$21,786	$18,357
Add: Amortization of acquired intangibles (b)	897	355	1,790	2,090
Non-cash stock compensation expense (c)	474	235	989	360

Adjusted Operating Income	$10,550	$8,936	$24,565	$20,807

Net Income Reconciliation:
GAAP Net Income (a)	$2,143	$1,453	$5,785	$3,777
Add: Amortization of acquired intangibles (b)	595	237	1,183	1,395
Non-cash stock compensation expense (c)	314	157	654	240
Amortization of capitalized debt costs (d)	388	417	782	835

Adjusted Net Income	$3,440	$2,264	$8,404	$6,247

GAAP and Adjusted Basic Shares Outstanding	47,016	46,216	46,916	46,196
GAAP and Adjusted Diluted Shares Outstanding	47,604	47,373	47,555	47,430
GAAP Basic earnings per share	$0.05	$0.03	$0.12	$0.08
GAAP Diluted earnings per share	$0.05	$0.03	$0.12	$0.08
Adjusted Basic earnings per share	$0.07	$0.05	$0.18	$0.14
Adjusted Diluted earnings per share	$0.07	$0.05	$0.18	$0.13

See footnotes and related information for both tables B and C following table C below

Table C

K2 Inc.

Reconciliation of Forecast GAAP to Forecast Adjusted Results

(unaudited in thousands, except for per share amounts)

	Forecast Six Months Ended December 31, 2006		Forecast Twelve Months Ended December 31, 2006
	Low	High	Low	High
Net Sales (a)	$710,000	$730,000	$1,360,000	$1,380,000

Operating Income Reconciliation:
GAAP Operating Income (a)	$62,200	$65,200	$83,986	$86,986
Add: Amortization of acquired intangibles (b)	1,761	1,761	3,551	3,551
Non-cash stock compensation expense (c)	1,532	1,532	2,521	2,521

Adjusted operating income	$65,493	$68,493	$90,058	$93,058

Net Income Reconciliation:
GAAP Net Income (a)	$31,200	$33,200	$36,985	$38,985
Add: Amortization of acquired intangibles (b)	1,164	1,164	2,347	2,347
Non-cash stock compensation expense (c)	1,013	1,013	1,666	1,666
Amortization of capitalized debt costs (d)	773	773	1,555	1,555

Adjusted Net Income	$34,150	$36,150	$42,553	$44,553

GAAP and Adjusted Basic Shares Outstanding	47,316	47,316	47,092	47,092
GAAP and Adjusted Diluted Shares Outstanding	56,326	56,326	55,816	55,816

GAAP Basic earnings per share	$0.66	$0.70	$0.79	$0.83
GAAP Diluted earnings per share	$0.59	$0.62	$0.73	$0.76

Adjusted Basic earnings per share	$0.72	$0.76	$0.90	$0.95
Adjusted Diluted earnings per share	$0.64	$0.67	$0.83	$0.86

See footnotes and related information for both tables B and C below

FOOTNOTES AND RELATED INFORMATION FOR TABLES B and C

Explanation of adjustments:

(a)	Amounts represent K2’s actual or forecast net sales, operating income and net income for the periods presented in accordance with U.S. generally accepted accounting principles. Amounts presented are unaudited.
(b)	Adjustment represents the actual and forecast non-cash amortization expense of acquired intangible assets resulting from K2’s acquisition activities. Amounts shown that reconcile to a net income figure are shown net of taxes.
(c)	Adjustment represents the actual and forecast non-cash compensation expense resulting from restricted stock awards and stock option expense in accordance with APB 25 and SFAS 123R. Amounts shown that reconcile to a net income figure are shown net of taxes.
(d)	Adjustment represents the actual and forecast non-cash amortization expense, net of tax, of capitalized debt costs associated with K2’s revolving credit facility, convertible debentures and senior notes. These capitalized costs are amortized over the term of the related debt.

Use of Adjusted Financial Information

To supplement the actual and forecast results in accordance with U.S. generally accepted accounting principles (GAAP), for the applicable periods, K2 also used Adjusted measures of operating income, net income and earnings per share, which are adjusted from the GAAP-based results to exclude certain non-cash costs and expenses. These adjustments are not in accordance with or an alternative for GAAP. These adjustments are provided to enhance an overall understanding of K2’s financial performance for the applicable periods and are indicators management uses for planning and forecasting future periods.

The excluded items include certain non-cash costs and expenses associated with K2’s acquisition activities and non-cash stock-based compensation expense associated with restricted stock awards and stock option awards because K2 management does not believe these expenses are indicative of K2’s core business. Even though such items have occurred in the past and may recur in future periods, they are driven by events that are not directly related to K2’s ongoing core business operations. K2 will continue to exclude such items in its Adjusted results. These financial measures are not to be considered in isolation from, or as a substitute for, financial results prepared in accordance with GAAP.